Exhibit 10.7

WCI COMMUNITIES, INC.

PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

WCI Communities, Inc., a Delaware corporation, (the “Company”) hereby grants to the individual listed below (“Holder”), an award of performance stock units (“Performance Stock Units”). Each Performance Stock Unit represents the right to receive a number of shares of Common Stock upon the vesting of such Performance Stock Unit as set forth in the Performance Stock Unit Award Agreement attached hereto as Exhibit A (the “Performance Stock Unit Agreement”). The Performance Stock Units are subject to all of the terms and conditions as set forth herein and in the Performance Stock Unit Agreement, which is incorporated herein by reference.

Holder:	[Name]
Grant Date:	[Date]
Total Number of Performance Stock Units:	[Number]
Grant Date Common Stock Price:	[$Price]

By his or her signature and the Company’s signature below, Holder and the Company agree to be bound by the terms and conditions of the Performance Stock Unit Agreement and this Grant Notice. Holder has reviewed the Performance Stock Unit Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice and the Performance Stock Unit Agreement. Holder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Grant Notice or the Performance Stock Unit Agreement. If Holder is married, his or her spouse has signed the Consent of Spouse attached to this Grant Notice as Exhibit B.

WCI COMMUNITIES, INC.:	HOLDER:

By:	By:

Print Name:	Print Name:	[Name]

Title:

Address:	Address:

EXHIBIT A

TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

WCI COMMUNITIES, INC. PERFORMANCE STOCK UNIT AWARD AGREEMENT

Pursuant to the Performance Stock Unit Award Grant Notice (the “Grant Notice”) to which this Performance Stock Unit Award Agreement (the “Agreement”) is attached, WCI Communities, Inc., a Delaware corporation (the “Company”), has granted to Holder an award of performance stock units (“Performance Stock Units”), as set forth in the Grant Notice, which are intended to constitute Performance-Based Compensation.

ARTICLE I.

GENERAL

1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Notice or Annex A hereto. The Performance Stock Units shall be used solely as a device for the determination of payment eventually to be made to Holder if such Performance Stock Units vest pursuant to Section 2.2(a) hereof. The Performance Stock Units shall not be treated as property or as a trust fund of any kind.

ARTICLE II.

AWARD OF PERFORMANCE STOCK UNITS

2.1 Award of Performance Stock Units.

(a) Award. In consideration of past and/or continued service of Holder to the Company or a Subsidiary, the Company issues to Holder the number of Performance Stock Units set forth in the Grant Notice (the “Award”) upon the terms and conditions set forth in this Agreement, subject to adjustments as provided in Section 14.2 of the Plan.

(b) Company’s Obligation to Pay. Each Performance Stock Unit will be subject to (i) forfeiture or conversion into a right to receive shares of Common Stock to the extent provided in Section 2.3, and (ii) the terms and conditions otherwise set forth in the Plan and this Agreement (including, without limitation, Sections 5 and 14.2 of the Plan). Unless and until the Performance Stock Units will have vested in the manner set forth in Section 2.2(a), Holder will have no right to shares of Common Stock in respect of any the Performance Stock Units. Prior to actual settlement in shares of Common Stock with respect to any vested Performance Stock Units, such Performance Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.2 Forfeiture/Vesting.

(a) Subject to Holder’s continued employment with or service to the Company or a Subsidiary from the Grant Date (as set forth in the Grant Notice) through the Measurement Date:

(i) Fifty percent (50%) of the Performance Stock Units shall vest on the Measurement Date if, as of the Valuation Date, the Total Stockholder Return equals or exceeds the Minimum Absolute Total Stockholder Return (any such vested Performance Share Units, the “Vested Absolute Total Stockholder Return PSUs”); and

(ii) The remaining fifty percent (50%) of the Performance Stock Units shall vest on the Measurement Date if, as of the Valuation Date, the Total Stockholder Return equals or exceeds the Minimum Index Total Stockholder Return (any such vested Performance Share Units, the “Vested Relative Total Stockholder Return PSUs”).

(b) Unless otherwise determined by the Administrator (or otherwise set forth in the Plan), any Performance Stock Units subject to the Award which are not vested as of the earlier of (i) the Measurement Date and (ii) the date of Holder’s Termination of Service for any reason shall thereupon be forfeited immediately and without any further action by the Company.

2.3 Settlement upon Vesting.

(a) As soon as administratively practicable on or following the Share Issuance Date, but in no event later than sixty (60) days after the Share Issuance Date (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A (as defined below)), the Company shall issue to Holder (or any transferee permitted under Section 3.3 hereof) a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion) equal to the Settlement Amount, unless the Performance Stock Units are forfeited prior to the Share Issuance Date pursuant to Section 2.2(b). Upon the issuance of shares of Common Stock pursuant to this Section 2.3(a), all Performance Stock Units shall automatically and immediately be forfeited by Holder without any action by any other person or entity and for no other consideration whatsoever, and Holder and any beneficiary or personal representative thereof, as the case may be, will be entitled to no further payments or benefits with respect to the Performance Stock Units.

(b) Notwithstanding any other provision of this Agreement, no shares shall be delivered to Holder or Holder’s legal representative (and the Company shall not be obligated to deliver any certificate representing shares of Common Stock to Holder or Holder’s legal representative or enter such shares of Common Stock in book entry form) unless and until Holder or Holder’s legal representative shall have paid to the Company the full amount of all federal and state withholding or other taxes applicable to the taxable income of Holder resulting from the grant, vesting or settlement of the Performance Stock Units, if any. Holder understands that he or she may suffer adverse tax consequences as a result of the grant, vesting and/or settlement of the Performance Stock Units and Holder represents that he or she is not relying on the Company for any tax advice.

2.4 Consideration to the Company. In consideration of the grant of the Award by the Company, Holder agrees to render faithful and efficient services to the Company and the Subsidiaries. Nothing in this Agreement shall confer upon Holder any right to continue in the service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, with or without cause.

ARTICLE III.

OTHER PROVISIONS

3.1 Administration. The Administrator shall administer this Agreement. The Administrator shall have the power to interpret this Agreement and the Grant Notice and to adopt such rules for the administration, interpretation and application of this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Holder, the Company and all other interested persons. The Administrator shall not be liable for any action, determination or interpretation made in good faith with respect to this Agreement or the Performance Stock Units. The Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any compensation consultant or other professional retained by the Company to assist in the administration of this Agreement.

3.2 Tax Withholding. Without limiting Section 12.2 of the Plan, the Company shall be entitled to require a cash payment by or on behalf of Holder and/or to deduct from compensation payable to Holder (including, without limitation, any payment under this Agreement) any sums required by federal, state or local tax law to be withheld with respect to the grant, vesting or settlement of the Award.

3.3 Transferability. The Performance Stock Units may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Neither the Performance Stock Units nor any interest or right therein shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 3.3 notwithstanding, with the consent of the Administrator, the Performance Stock Units may be transferred to other persons or entities, pursuant to any such conditions and procedures as the Administrator may require.

3.4 Binding Agreement. Subject to the limitation on the transferability of the Performance Stock Units contained herein, this Agreement will be binding upon and inure to the benefit of the legal representatives, successors and assigns of the parties hereto.

3.5 No Rights as Stockholder. Holder shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the Performance Stock Units and any shares of Common Stock underlying the Performance Stock Units unless and until the shares of Common Stock underlying the Performance Stock Units have been issued by the Company and held of record by Holder (as evidenced delivery of one or more certificates or the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

3.6 Not a Contract of Service. Nothing in this Agreement shall confer upon Holder any right to continue to serve as a service provider of the Company or any of its Subsidiaries.

3.7 Governing Law. This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

3.8 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.9 Amendment, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided, that, except as may otherwise be provided herein, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of Holder.

3.10 Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to Holder to his or her address shown in the Company records, and to the Company at its principal executive office. By a notice given pursuant to this Section 3.10, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.11 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.

3.12 Entire Agreement. The Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company, Holder with respect to the subject matter hereof.

3.13 Section 409A. The Performance Stock Units are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Grant Notice or this Agreement, if at any time the Administrator determines that the Performance Stock Units (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Holder or any other person for failure to do so) to adopt such amendments to the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the Performance Stock Units to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from Holder or any other individual to the Company or any of its Affiliates, employees or agents pursuant to the terms of this Agreement or otherwise.

3.14 Limitation on Holder’s Rights. This Agreement confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Holder shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Performance Stock Units issued hereunder.

3.15 Compliance with Laws. This Agreement, the granting and vesting of the Performance Stock Units and the delivery of shares of Common Stock under this Agreement are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations, the rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.16 Relationship to Other Benefits. No payment pursuant to this Agreement shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

3.17 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which will be deemed an original and all of which together will constitute one instrument.

Annex A

Definitions

1.	“Absolute Conversion Ratio” means (a) in the event the Total Stockholder Return is equal to the Minimum Absolute Total Stockholder Return, [min], (b) in the event the Total Stockholder Return is equal to the Target Absolute Total Stockholder Return, [target], (c) in the event the Total Stockholder Return is equal to or exceeds the Maximum Absolute Total Stockholder Return, [max], and (d) in the event the Total Stockholder Return is (i) greater than the Minimum Absolute Total Stockholder Return and less than the Target Absolute Total Stockholder Return, the Performance Stock Unit Conversion Ratio will be pro-rated between [min] and [target] by linear interpolation, or (ii) greater than the Target Absolute Total Stockholder Return and less than the Maximum Absolute Total Stockholder Return, the Absolute Conversion Ratio will be pro-rated between [target] and [max] by linear interpolation. For the avoidance of doubt, for purposes of the linear interpolation described above, the Absolute Conversation Ratio will, absent a Qualifying Change in Control, increase by approximately [ ] for each percentage point by which the Total Stockholder Return exceeds the Minimum Absolute Total Stockholder Return up to the Maximum Absolute Total Stockholder Return.

2.	“CIC Date” means the date of consummation of a Qualifying Change in Control.

3.	“Common Stock Price” means, as of a particular date, the trailing average of the Fair Market Value within the sixty (60) day period ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date), rounded down to the nearest cent; provided that if any of such trading days is the ex-dividend date for a dividend or other distribution on the shares of Common Stock, then the Fair Market Value for each trading day prior to the ex-dividend date shall be adjusted and shall equal the Fair Market Value on such trading day (prior to the adjustment herein) less the per share amount of the dividend or other distribution declared to which such ex-dividend date relates; provided, further, that if such date is the CIC Date, the Common Stock Price as of such date shall be equal to the fair market value, as determined by the Administrator, of the total consideration paid or payable in the Qualifying Change in Control for one share of Common Stock.

4.	“Maximum Absolute Total Stockholder Return” means [max] percent ([max]%); provided that, in the event of a Qualifying Change in Control, Maximum Absolute Total Stockholder Return shall mean the product of (a) [max] percent ([max]%) and (b) the Proration Amount.

5.	“Maximum Index Total Stockholder Return” means the Target Index Total Stockholder Return plus [max] percent ([max]%); provided that, in the event of a Qualifying Change in Control, Maximum Index Total Stockholder Return shall mean the Target Index Total Stockholder Return plus the product of (a) [max] percent ([max]%) and (b) the Proration Amount.

6.	“Measurement Date” means [date].

7.	“Minimum Absolute Total Stockholder Return” means [min] percent ([min]%); provided that, in the event of a Qualifying Change in Control, Minimum Absolute Total Stockholder Return shall mean the product of (a) [min] percent ([min]%) and (b) the Proration Amount.

8.	“Minimum Index Total Stockholder Return” means the Target Index Total Stockholder Return less [min] percent ([min]%); provided that, in the event of a Qualifying Change in Control, Minimum Index Total Stockholder Return shall mean the Target Index Total Stockholder Return less the product of (a) [min] percent ([min]%) and (b) the Proration Amount.

9.	“Qualifying Change in Control” means a Change in Control consummated prior to the Measurement Date.

10.	“Peer Index” means the SNL US Homebuilders Index (or any successor thereto).

11.	“Proration Amount” means a fraction, the numerator of which is the number of days from the Grant Date to and including the Valuation Date and the denominator of which is the number of days during the period beginning on the Grant Date and ending on the Measurement Date.

12.	“Relative Conversion Ratio” means (a) in the event the Total Stockholder Return is equal to the Minimum Index Total Stockholder Return, [min], (b) in the event the Total Stockholder Return is equal to the Target Index Total Stockholder Return, [target], (c) in the event the Total Stockholder Return is equal to or exceeds the Maximum Index Total Stockholder Return, [max], and (d) in the event the Total Stockholder Return is (i) greater than the Minimum Index Total Stockholder Return and less than the Target Index Total Stockholder Return, the Relative Conversion Ratio will be pro-rated between [min] and [target] by linear interpolation and (ii) greater than the Target Index Total Stockholder Return and less than the Maximum Index Total Stockholder Return, the Relative Conversion Ratio will be pro-rated between [target] and [max] by linear interpolation. For the avoidance of doubt, for purposes of the linear interpolation described above, the Relative Conversation Ratio will, absent a Qualifying Change in Control, increase by approximately [ ] for each percentile point by which the Total Stockholder Return exceeds the Minimum Index Total Stockholder Return up to the Maximum Index Total Stockholder Return.

13.	“Settlement Amount” equals the sum of:

a.	If, as of the Valuation Date, (i) the Total Stockholder Return is equal to or greater than the Minimum Absolute Total Stockholder Return, the number of Vested Absolute Total Stockholder Return PSUs held by Holder on the Share Issuance Date multiplied by the Absolute Conversion Ratio, and (ii) the Total Stockholder Return is less than the Minimum Absolute Total Stockholder Return, zero; plus

b.	If, as of the Valuation Date, (i) the Total Stockholder Return is equal to or greater than the Minimum Index Total Stockholder Return, the number of Vested Relative Total Stockholder Return PSUs held by Holder on the Share Issuance Date multiplied by the Relative Conversion Ratio, and (ii) the Total Stockholder Return is less than the Minimum Index Total Stockholder Return, zero;

provided that, for the avoidance of doubt, if, as of the Valuation Date, the Total Stockholder Return is less than the Minimum Absolute Total Stockholder Return and less than the Minimum Index Total Stockholder Return, the Settlement Amount shall be zero and Holder shall not receive any shares of Common Stock pursuant to Section 2.3(a). The number of shares of Common Stock that Holder shall be entitled to pursuant to the Performance Stock Units shall be determined by the Administrator in its sole good faith discretion.

14.	“Share Issuance Date” means [date].

15.	“Target Absolute Total Stockholder Return” means [target] percent ([target]%); provided that, in the event of a Qualifying Change in Control, Target Absolute Total Stockholder Return shall mean the product of (a) [target] percent ([target]%) and (b) the Proration Amount.

16.	“Target Index Total Stockholder Return” means, in accordance with standard statistical methodology, for the measurement period commencing on the Grant Date and ending on the Valuation Date, the total stockholder return of the Peer Index (calculated as a percentage based on the change in value of the Peer Index in substantially similar fashion as Total Stockholder Return).

17.	“Total Stockholder Return” means the percentage appreciation in the Common Stock Price from the Grant Date to the Valuation Date, determined by dividing (a) the excess of (1) the Common Stock Price on the Valuation Date plus all dividends paid on a share of Common Stock from the Grant Date to the Valuation Date over (2) the Grant Date Common Stock Price (as set forth in the Grant Notice), by (b) the Grant Date Common Stock Price. Additionally, as set forth in, and pursuant to, Section 14.2 of the Plan, appropriate adjustments to the Total Stockholder Return shall be made to take into account all stock dividends, stock splits, reverse stock splits and the other events set forth in Section 14.2 of the Plan that occur between the Grant Date and the Valuation Date.

18.	“Valuation Date” means the earlier of (a) the Measurement Date and (b) the CIC Date.

EXHIBIT B

TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

CONSENT OF SPOUSE

I,                                     , spouse of [Name], have read and approve the foregoing Agreement. In consideration of issuing to my spouse performance stock units set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any share issuance pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement.

Dated: ,
Signature of Spouse

B-1